FILED PURSUANT TO RULE 424(b)(3)
                                 REGISTRATION NO. 333-28925

PRICING SUPPLEMENT NO. 42
DATED MAY 11, 1998 TO
PROSPECTUS DATED JULY 2, 1997
AND PROSPECTUS SUPPLEMENT DATED AUGUST 5, 1997


           AMERICAN GENERAL FINANCE CORPORATION
                MEDIUM-TERM NOTES, SERIES E
                       (FIXED RATE)

        DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:   $6,000,000
Date of Issue:   May 14, 1998

Agent's Discount or Commission:   $11,700
Maturity Date:   May 14, 2001

Net Proceeds to Issuer:   $5,988,300
Interest Rate:   6.06%

Form:   [ X ] Book-Entry   Cusip No.:   02635PMV2
        [   ] Certificated

Agent:   Merrill Lynch & Co.
Capacity:   [ X ] Agent
         [   ] Principal

If as Agent:   The Notes are being offered at a fixed initial
public offering price of 100% of Principal Amount.

If as Principal:

[     ]   The Notes are being offered at varying prices
related to prevailing market prices at the time of resale.

[     ]   The Notes are being offered at a fixed initial
public offering price of                    % of Principal
Amount.


Medium-Term Notes, Series E ("Notes"), may be issued by the Company in the aggregate principal amount of up to $1,000,000,000. To date, including this offering, an aggregate of $479,992,000 of offers to purchase the Notes have been accepted.

The Notes are being offered on a continuing basis by the Company through American General Securities Incorporated,
Lehman Brothers, Merrill Lynch & Co., J.P. Morgan & Co.,
Salomon Brothers Inc and Smith Barney Inc., as agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. See "Plan of Distribution of Notes" in the accompanying Prospectus
Supplement.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS OR THE PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.